Exhibit 2.1

PLAN OF CONVERSION

Converting

Sprouts Farmers Markets, LLC

(a Delaware limited liability company)

into

Sprouts Farmers Market, Inc.

(a Delaware corporation)

PLAN OF CONVERSION, dated as of July 29, 2013, converting Sprouts Farmers Markets, LLC, a Delaware limited liability company (the “LLC”), into Sprouts Farmers Market, Inc., a Delaware corporation (the “Corporation”), with the following recitals:

RECITALS

A. The LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

B. The LLC is converting into the Corporation (the “Conversion”) upon the terms and subject to the conditions herein set forth and in accordance with the laws of the State of Delaware.

C. This Plan of Conversion (this “Plan”) and the Conversion have been duly approved by the LLC in accordance with the requirements of Section 18-216 of the Delaware Limited Liability Company Act (the “DLLCA”).

D. Pursuant to Section 7.7 of the Second Amended and Restated Limited Liability Company Agreement of the LLC (the “LLC Operating Agreement”), in connection with a conversion of the LLC into a corporation, each member of the LLC (each, a “Member”) has agreed to, at the request of the Board of Managers, enter into (i) a customary lockup agreement as requested by the Board of Managers and (ii) a stockholder agreement reflecting the terms and provisions of the LLC Operating Agreement. The form of such lockup agreement (the “Lockup Agreement”) and stockholder agreement (the “Stockholder Agreement”) are attached to this Plan as Exhibits A and B, respectively.

NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants herein contained and intending to be legally bound, hereby agree as follows:

ARTICLE 1

GENERAL

1.1 The Conversion. The LLC and the Corporation shall effect the Conversion in accordance with and subject to the terms and conditions of this Plan. At the Effective Time (as defined in Section 1.2 hereof), the LLC shall be converted into the Corporation, and the separate existence of the LLC shall cease, all with the effect provided in the DLLCA and the General Corporation Law of the State of Delaware (the “DGCL”); including without limitation, that all of the rights, privileges and powers of the LLC and all property, real, personal and mixed, and all debts due to the LLC, as well as all other things and causes of action belonging to the LLC and all liabilities and obligations of the LLC shall be transferred to and vested in the Corporation, as the surviving entity, and shall thereafter be the property and obligations of the Corporation as they were of the LLC prior to the Conversion, and no such assets or liabilities shall revert or be in any way impaired by reason of the Conversion.

1.2 Effectiveness. A Certificate of Conversion and such other documents and instruments as are required by, and comply in all respects with, the DGCL and DLLCA, shall be delivered to the appropriate state officials for filing. The Conversion shall become effective immediately upon the filing of the Certificate of Conversion with the Secretary of State of Delaware (the “Effective Time”). At the Effective Time, the Certificate of Incorporation and Bylaws of the Corporation attached to this Plan as Exhibits C and D shall become effective and, together with this Plan, shall constitute an amendment and restatement of the LLC Operating Agreement and the LLC Operating Agreement shall terminate. At the Effective Time, (i) the Members of the LLC’s Board of Managers as of the Effective Time shall be members of the Corporation’s Board of Directors and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal, and (ii) the officers of the LLC as of the Effective Time shall be the Corporation’s officers and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

1.3 Further Assurances. If at any time the Corporation, or its successors or assigns, shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Corporation its rights, title or interest in, to or under any of the rights, properties or assets of the LLC acquired or to be acquired by the Corporation as a result of, or in connection with, the Conversion, or (b) otherwise carry out the purposes of this Plan, the Corporation and its proper officers are hereby authorized to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Corporation and otherwise to carry out the purposes of this Plan; and the proper officers and directors of the Corporation are fully authorized in the name of the LLC or otherwise to take any and all such actions.

ARTICLE 2

CONVERSION OF SECURITIES

2.1 Conversion of Units. At the Effective Time and without any action by any Member (i) each Class A unit of membership in the LLC (each, a “Class A Unit”) shall be converted into 11 shares of the Common Stock, par value $0.001, of the Corporation (the “Common Stock”), (ii) each Class B unit of membership in the LLC (each, a “Class B Unit” and, together with the Class A Units, the “Units”) shall be converted into 11 shares of the Common Stock, in each case, subject to Section 2.2 and 2.4 below. All outstanding Units of the LLC when converted as provided for herein shall no longer be outstanding and shall automatically be cancelled and the former holders thereof shall cease to have any rights with respect thereto.

2.2 Fractional Shares. The Corporation shall not issue fractional shares with respect to the Conversion. Any fractional share of the Corporation’s common stock that would otherwise be issued as a result of the Conversion will be rounded up to the nearest whole share of the Corporation’s common stock.

2.3 Options. Each option to purchase a Class B Unit (each, an “Old Option”) issued pursuant to the Spouts Farmers Market, LLC Option Plan (the “LLC Option Plan”) shall be converted into an option to purchase 11 shares of the Common Stock (each, a “New Option”), at an exercise price per share of Common Stock equal to the exercise price per Class B Unit of such Old Option multiplied by a fraction, the numerator of which is 1 and the denominator of which is 11, provided that the Corporation shall not issue options to purchase fractional shares. Any option to purchase a fractional share of the Corporation’s common stock that would otherwise be issued as a result of this Section 2.3 will be rounded up to an option to purchase the nearest whole share of the Corporation’s common stock. The New Options shall remain governed by the terms and conditions of the LLC Option Plan.

2.4 Agreements. It shall be a condition to the delivery to a Member of the shares of Common Stock into which such Member’s Class A Units and Class B Units are to be converted that such holder of Class A or Class B Units execute and deliver to the Corporation, the Stockholders Agreement and the Lockup Agreement.

IN WITNESS WHEREOF, the undersigned has set his hand and seal on the date first above written.

SPROUTS FARMERS MARKETS, LLC

By:	/s/ Brandon F. Lombardi
	Name:	Brandon F. Lombardi
	Title:	Chief Legal Officer and Corporate Secretary

EXHIBIT A

[FORM OF LOCK-UP AGREEMENT]

Sprouts Farmers Market, Inc.

(formerly Sprouts Farmers Markets, LLC)

Lock-Up Agreement

[                     ], 2013

Goldman, Sachs & Co.

200 West Street

New York, New York 10282

Credit Suisse Securities (USA) LLC

Eleven Madison Avenue

New York, New York 10010

Re:	Sprouts Farmers Market, Inc. (formerly Sprouts Farmers Markets, LLC)—Lock-Up Agreement

Ladies and Gentlemen:

The undersigned understands that you, as representatives (the “Representatives”), propose to enter into an Underwriting Agreement (the “Underwriting Agreement”) on behalf of the several Underwriters named in Schedule I to such agreement (collectively, the “Underwriters”), with Sprouts Farmers Market, Inc., a Delaware corporation (formerly Sprouts Farmers Markets, LLC, a Delaware limited liability company) (the “Company”), and the Selling Stockholders named in Schedule II to such agreement, providing for a public offering of the common stock, $0.001 par value (the “Stock”), of the Company (the “Shares”) pursuant to a Registration Statement on Form S-1 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “SEC”).

Prior to the effectiveness of the Registration Statement, the Company will be converted from Sprouts Farmers Markets, LLC, a Delaware limited liability company, into a Delaware corporation pursuant to a statutory conversion and be renamed Sprouts Farmers Market, Inc. (the “Corporate Conversion”). The members of Sprouts Farmers Markets, LLC will become holders of shares of Stock, and holders of options to purchase units of Sprouts Farmers Markets, LLC will become holders of options to purchase Stock. The parties acknowledge that, (a) until the Corporate Conversion is effective, any units of Sprouts Farmers Markets, LLC will be subject to the terms and conditions (including the transfer restrictions) set forth in the Second Amended and Restated Limited Liability Agreement of Sprouts Farmers Markets, LLC, dated as of May 29, 2012, and (b) upon the effectiveness of the Corporate Conversion, any Stock of Sprouts Farmers Market, Inc., and any options or warrants to purchase Stock or securities convertible into or exchangeable for or that represent the right to receive Stock, will be subject to the terms and conditions (including the transfer restrictions) set forth in the Stockholders Agreement to be entered into among the Company, the Apollo Holders (as defined therein) and the Historic Holders (as defined therein).

In consideration of the agreement by the Underwriters to offer and sell the Shares, and of other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the undersigned agrees that, during the period specified in the following paragraph (the “Stockholder Lock-Up Period”), the undersigned will not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of Stock of the Company, or any options or warrants to purchase any shares of Stock of the Company, or any securities convertible into, exchangeable for or that represent the right to receive shares of Stock of the Company, whether now owned or hereinafter acquired, owned directly by the undersigned (including holding as a custodian) or with respect to which the undersigned has beneficial ownership within the rules and regulations of the SEC (collectively the “Undersigned’s Shares”). The foregoing restriction is expressly agreed to preclude the undersigned from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Undersigned’s Shares even if such Shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Undersigned’s Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such Shares. Prior to the date hereof or substantially concurrently herewith, each director and executive officer of the Company and certain equityholders of the Company (including the Apollo Holders and the SFM Liquidating Trust) have entered into or are each entering into an agreement containing substantially the same restrictions during the Stockholder Lock-Up Period as the restrictions set forth herein (each, a “Lock-Up Agreement”).

The Stockholder Lock-Up Period will commence on the date of the Underwriting Agreement (the “Commencement Date”) and continue for 180 days after the public offering date set forth on the final prospectus used to sell the Shares (the “Public Offering Date”) pursuant to the Underwriting Agreement; provided, however, that if (1) during the last 17 days of the Stockholder Lock-Up Period, the Company releases earnings results or announces material news or a material event or (2) prior to the expiration of the Stockholder Lock-Up Period, the Company announces that it will release earnings results during the 15-day period following the last day of the Stockholder Lock-Up Period, then in each case the Stockholder Lock-Up Period will be automatically extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the announcement of the material news or material event, as applicable, unless the Representatives waive, in writing, such extension. The undersigned hereby acknowledges that the Company has agreed in Section 5(e) of the Underwriting Agreement to provide written notice of any event that would result in an extension of the Stockholder Lock-Up Period pursuant to this paragraph to the undersigned (in accordance with Section 13 of the Underwriting Agreement) and agrees that any such notice properly delivered will be deemed to have been given to, and received by, the undersigned. The undersigned hereby further agrees that, prior to engaging in any transaction or taking any other action that is subject to the terms of this provision during the period from the date hereof to and including the 34th day following the expiration of the Stockholder Lock-Up Period, it will give notice thereof to the Company and will not consummate such transaction or take any such action unless it has received written confirmation from the Company that the Stockholder Lock-Up Period (as it may have been extended pursuant to this paragraph) has expired.

If the undersigned is an officer or director of the Company, (1) the undersigned further agrees that the foregoing restrictions shall be equally applicable to any issuer-directed Shares the undersigned may purchase in the offering, (2) the Representatives agree that, at least three business days before the effective date of any release or waiver of the foregoing restrictions in connection with a transfer of Stock otherwise restricted pursuant to this Lock-Up Agreement, the Representatives will notify the Company of the impending release or waiver, and (3) the Company has agreed in Section 5(e)(ii) of the Agreement to announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver. Any release or waiver granted by the Representatives hereunder to any such officer or director shall only be effective two business days after the publication date of such press release. The provisions of this paragraph will not apply if (a) the release or waiver is effected solely to permit a transfer not for consideration and (b) the transferee has agreed in writing to be bound by the same terms described in this letter to the extent and for the duration that such terms remain in effect at the time of the transfer.

Notwithstanding the foregoing, the undersigned may transfer the Undersigned’s Shares (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein, (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, or (iii) with the prior written consent of the Representatives on behalf of the Underwriters. For purposes of this Lock-Up Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin. In addition, notwithstanding the foregoing, (a) if the undersigned is a corporation, limited liability company, partnership or trust, the corporation, limited liability company, partnership or trust may transfer the capital stock of the Company to any wholly-owned subsidiary of such corporation, limited liability company or partnership or to the stockholders, partners, members or beneficiaries of the undersigned, provided, however, that in any such case, it shall be a condition to the transfer that the transferee execute an agreement stating that the transferee is receiving and holding such capital stock subject to the provisions of this Lock-Up Agreement and there shall be no further transfer of such capital stock except in accordance with this Lock-Up Agreement (and, for the avoidance of doubt, the provisions of this Lock-Up Agreement, including the exception to transfer restrictions set forth in this clause (a), shall apply to any such transferee as if the transferee were the original signatory hereto), provided further that any such transfer shall not involve a disposition for value, and provided further that no public announcement or filing under the Exchange Act shall be required of or voluntarily made by or on behalf of the undersigned or the Company in connection with any such transfer, (b) the foregoing restrictions shall not apply to the establishment of a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) for the transfer of Stock, provided, however, that such plan does not provide for the transfer of Stock during the Stockholder Lock-Up Period and no public announcement or filing under the Exchange Act regarding the establishment of such plan shall be required of or voluntarily made by or on behalf of the undersigned or the Company, and (c) the foregoing restrictions shall not apply to any sales or other transfers of the Undersigned’s Shares in the Company’s initial public offering in accordance with the terms of the Underwriting Agreement (the “Public Offering”). The undersigned now has, and, except as contemplated by clause (i), (ii) or (iii) above or by clause (a), (b) or (c) above, for the duration of this Lock-Up Agreement will have, good and marketable title to the Undersigned’s Shares, free and clear of all liens, encumbrances, and claims that could impact the ability of the undersigned to comply with the foregoing restrictions. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Undersigned’s Shares except in compliance with the foregoing restrictions.

Notwithstanding the foregoing, the restrictions herein shall not apply to transactions relating to shares of the capital stock of the Company or any securities convertible into, exchangeable for or that represent the right to receive shares of capital stock of the Company acquired in open market transactions after the completion of the Public Offering pursuant to the Underwriting Agreement, provided, however, that no public announcement or filing under the Exchange Act shall be required of or voluntarily made by or on behalf of the undersigned or the Company in connection with any such transaction.

The undersigned understands that the Company and the Underwriters are relying upon this Lock-Up Agreement in proceeding toward consummation of the offering. The undersigned further understands that this Lock-Up Agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors, and assigns.

Notwithstanding anything to the contrary contained herein, this Lock-Up Agreement will automatically terminate and the undersigned will be released from all of its obligations hereunder if (i) either the Representatives, on behalf of the Underwriters, on the one hand, or the Company, on the other hand, advises the other in writing, that they have determined not to proceed with the Public Offering, (ii) the Company files an application to withdraw the Registration Statement relating to the Public Offering, (iii) the Company deregisters all of the Shares, (iv) the Underwriting Agreement is executed but is subsequently terminated (other than provisions thereof which survive termination) prior to payment for and delivery of the Shares, or (v) the Public Offering has not been consummated on or before the date that is 30 days after the Commencement Date.

Very truly yours,

Exact Name of Shareholder

Authorized Signature

Title

EXHIBIT B

See the Stockholders Agreement filed as Exhibit 10.12

EXHIBIT C

See the Certificate of Incorporation of Sprouts Farmers Market, Inc., filed as Exhibit 3.1

EXHIBIT D

See the Bylaws of Sprouts Farmers Market, Inc., filed as Exhibit 3.2